Exhibit 10.2

EXECUTION VERSION

[ECHOSTAR CORPORATION LETTERHEAD]

October 2, 2023

Dear Hamid,

Reference is made to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated October 2, 2023, by and among DISH Network Corporation (“DISH”), Eagle Sub Corp. and EchoStar Corporation (“EchoStar”), pursuant to which DISH will become a wholly-owned subsidiary of EchoStar.

This letter agreement (this “Letter Agreement”) is intended to memorialize our agreement regarding the terms of your continued employment with EchoStar upon the Closing of the Merger. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

1.	Effective Date. This Letter Agreement shall be effective for the period commencing on the Closing Date (the “Effective Date”) and ending upon the termination of your employment with EchoStar for any reason or no reason (such period, the “Term”). This Letter Agreement shall automatically terminate and be of no force or effect if your employment with EchoStar terminates for any reason before the Closing or the Merger Agreement is terminated for any reason without the occurrence of the Closing.

2.	Position and Duties. During the Term, you will continue to serve as President and Chief Executive Officer of EchoStar, and, effective as of the Effective Date, you will be appointed as a member of the Board of Directors of the EchoStar (the “Board”). You will report jointly to the Chairman and the Board (the “Reporting Persons”) and will have such duties, authority and responsibilities as are assigned by the Reporting Persons from time to time. You will devote substantially all of your working time and attention to the business and affairs of EchoStar and will comply with EchoStar’s policies, as in effect from time to time. Your principal place of employment will be at EchoStar’s headquarters in Englewood, Colorado, subject to such business travel as is reasonably necessary to perform your duties hereunder. You will relocate your primary residence to Colorado promptly following the Effective Date, and EchoStar will reimburse your reasonable relocation expenses in connection with such relocation, including reasonable temporary living expenses.

3.	Base Salary. As of the Effective Date and for the duration of the Term, you will receive a base salary at an annual rate of $2,500,000 payable in accordance with EchoStar’s normal payroll practices, and subject to all applicable taxes and withholdings.

4.	Annual Bonus. For each calendar year that ends during the Term, you will be eligible for an annual bonus opportunity of $2,500,000, subject to the achievement of performance goals and other terms and conditions as determined by the Compensation Committee of the Board in its reasonable discretion; provided that, if the Effective Date occurs in 2023, such annual bonus opportunity will be prorated based on the number of days remaining in 2023 following the Effective Date. Additionally, for 2023, you will continue to be eligible for an annual bonus payment under the applicable EchoStar bonus program based on the actual level of achievement of the applicable performance goals measured through the Effective Date as determined by the Executive Compensation Committee of the Board; provided that, if the Effective Date occurs in 2023, such annual bonus payment will be prorated based on the number of days elapsed in 2023 prior to the Effective Date.

5.	Treatment of Outstanding EchoStar Equity Awards in Connection with the Merger. In connection with the Merger, a portion of your unvested EchoStar equity awards outstanding immediately prior to the Closing shall vest at the Closing in accordance with the proration formula expressed in their existing terms (treating the consummation of the Merger solely for this purpose as if it were a “DISH Change in Control” as defined in the applicable award agreements), which formula is also included in Exhibit A to this Letter Agreement for convenience. You hereby agree that, in consideration for the compensation and benefits provided to you under this Letter Agreement, including the EchoStar equity awards described in Section 6 below, any unvested EchoStar restricted stock units (“RSUs”) that do not become vested at the Closing in accordance with their terms (treating the consummation of the Merger solely for this purpose as if it were a “DISH Change in Control” as defined in the applicable award agreements) shall be forfeited for no consideration effective as of the Closing. Any unvested EchoStar stock options that do not become vested at the Closing shall remain outstanding and subject to the same terms and conditions as applied immediately prior to the Closing.

6.	Go-Forward EchoStar Equity Awards.

a.	During the Term, you will receive an annual award of EchoStar RSUs relating to 263,158 shares of Class A common stock of EchoStar (each, an “Annual RSU Award”) to be granted effective January 1 of each calendar year that commences during the Term (starting with January 1, 2024), subject to your continued employment with EchoStar on the grant date, which award will vest on December 31 of the year of grant, subject to your continued employment with EchoStar through the vesting date.

b.	On the Effective Date, you will receive an award of EchoStar stock options for 701,754 shares of Class A common stock of EchoStar (the “Sign-On Option Award”), with a per share exercise price equal to the closing trading price of a share of EchoStar Class A common stock on the Effective Date, subject to your continued employment with EchoStar through the Closing. The Sign-On Option Award will vest in three equal installments on 12/31/2024, 12/31/2025, and 12/31/2026, subject to your continued employment with EchoStar through each vesting date.

c.	If your employment is terminated by EchoStar without Cause (as customarily defined by EchoStar for senior executives and set forth in the applicable award agreement) or due to your constructive termination (which will be triggered by either a change in your title to one that is subordinate to Chief Executive Officer or a material reduction in your responsibilities, in each case, without your prior consent) (either such termination, a “Qualifying Termination”), then (i) the Annual RSU Award relating to the year in which the Qualifying Termination occurs shall, to the extent that such award is outstanding and unvested as of the date of the Qualifying Termination, accelerate and vest in full and (ii) if the Sign-On Option Award is outstanding and unvested, in whole or in part, as of the date of the Qualifying Termination, then a portion of the unvested portion of the Sign-On Option Award will accelerate and vest as set forth in Exhibit B to this Letter Agreement.

d.	Each Annual RSU Award and the Sign-On Option Award will be subject to the terms of the applicable award agreements, which shall include noncompetition, nonsolicitation and other restrictive covenants acceptable to EchoStar.

7.	Employee Benefits. During the Term, you will be eligible to continue to participate in EchoStar’s benefit plans as in effect from time to time on the terms applicable to senior executives of EchoStar generally. You will continue to be reimbursed for business-related expenses incurred by you in performing your duties hereunder in accordance with EchoStar’s policies and procedures as in effect from time to time.

8.	Indemnification. During the Term, you will be covered as an insured officer under EchoStar’s director and officer liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers and directors of EchoStar.

9.	Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Letter Agreement shall in all respects be governed by the laws of the State of Colorado, without reference to principles of conflicts of law.

10.	Entire Agreement; Amendments. This Letter Agreement, the award agreements governing the EchoStar equity awards previously granted to you (as modified by this Letter Agreement), and the award agreements governing the Annual RSU Awards and the Sign-On Option Award shall, collectively, represent the complete understanding between you and EchoStar regarding the subject matter hereof. The letter agreement dated February 27, 2022 between you and EchoStar and the letter agreement dated August 8, 2023 between you and DISH are, in each case, hereby superseded in their entirety and shall be of no force and effect as of the date hereof. No amendment to this Letter Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Letter Agreement shall continue in full force and effect.

11.	Section 409A. The payments and benefits provided hereunder are intended to comply with, or be exempt from, the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the provisions of this Letter Agreement shall be interpreted and applied consistently with such intent. All reimbursements hereunder that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (a) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred, (b) the amount of reimbursement payments that EchoStar is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that EchoStar is obligated to pay in any other calendar year, (c) your right to have EchoStar pay such reimbursements may not be liquidated or exchanged for any other benefit, and (d) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter). Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation hereunder shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment hereunder.

12.	Employment At Will; Tax Withholding. This Letter Agreement does not provide a guarantee of employment for any specific duration or a guarantee of any fixed terms or conditions of employment. Your employment with EchoStar will be “at will”, which means that either you or EchoStar may terminate your employment relationship at any time, with or without cause. Employment with EchoStar for purposes of this Letter Agreement shall include employment with any subsidiary or affiliate of EchoStar. EchoStar reserves the right to withhold or cause to be withheld applicable local, state, federal and foreign taxes from any amounts paid pursuant to this Letter Agreement in the reasonable discretion of EchoStar.

[Signature Page Follows]

EXECUTION VERSION

Please sign below indicating your acceptance of the terms set forth in this Letter Agreement.

Sincerely,

/s/ Charles W. Ergen
Charles W. Ergen
Chairman of the Board of EchoStar Corporation

Acknowledged and agreed:

/s/ Hamid Akhavan
Hamid Akhavan

[Signature Page to Letter Agreement]